UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2024

NEONODE INC.

(Exact name of issuer of securities held pursuant to the plan)

Commission File Number 001-35526

Delaware	94-1517641
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Karlavägen 100, 115 26 Stockholm, Sweden

(Address of Principal Executive Office, including Zip Code)

+46 (0) 702958519

Registrant’s telephone number, including area code:

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NEON	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On June 4, 2024, Neonode Inc. (the “Company”) entered into an At The Market Offering Agreement (the “Sales Agreement”) with Ladenburg Thalmann & Co. Inc. (“Ladenburg”) with respect to an “at the market” offering program, under which the Company may, from time to time, in its sole discretion, issue and sell through Ladenburg, acting as agent or principal, shares of the Company’s common stock, par value $0.001 per share (the “Shares”), initially having an aggregate offering price of up to $10,336,156.

On June 4, 2024, the Company filed a prospectus supplement with the Securities and Exchange Commission (the “Prospectus Supplement”) in connection with the offer and sale of the Shares pursuant to the Sale Agreement. The issuance and sale of the Shares by the Company under the Sale Agreement will be made pursuant to the Company’s registration statement on Form S-3 (File No. 333-279252) filed with the SEC on May 9, 2024 and declared effective on May 16, 2024 (the “Registration Statement”), as supplemented by the Prospectus Supplement.

Pursuant to the Sales Agreement, Ladenburg may sell the Shares by any method permitted that is deemed an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Ladenburg will use commercially reasonable efforts consistent with its normal trading and sales practices to sell the Shares from time to time, based upon instructions from the Company (including any price or size limits or other customary parameters or conditions the Company may impose).

The Company will pay Ladenburg a commission of 3.0% of the gross sales price per Share sold under the Sales Agreement. The Company also agreed to reimburse Ladenburg for certain specified expenses, including the fees and disbursements of its counsel, in an amount not to exceed $50,000.

The Company is not obligated to sell any Shares under the Sales Agreement. The offering of the Shares pursuant to the Sales Agreement will terminate upon the earlier to occur of (i) the issuance and sale, through or to Ladenburg, of all of the Shares subject to the Sales Agreement and (ii) termination of the Sales Agreement in accordance with its terms.

The Sales Agreement contains representations, warranties and covenants that are customary for transactions of this type. In addition, the Company has agreed to indemnify Ladenburg against certain liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended.

The foregoing description of the Sales Agreement is not complete and is qualified in its entirety by reference to the full text of the Sales Agreement, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The opinion of Reed Smith LLP, the Company’s counsel, regarding the legality of the Shares that may be issued pursuant to the Sales Agreement, is filed herewith as Exhibit 5.1.

The Shares will be sold pursuant to the Registration Statement, and offerings of the Shares will be made only by means of the Prospectus Supplement and the accompanying prospectus. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 1.02 Termination of a Material Definitive Agreement.

On May 29, 2024, the Company terminated its At Market Issuance Sales Agreement, dated May 7, 2021, by and between the Company and B. Riley Securities, Inc. (the “Prior Sales Agreement”), pursuant to which the Company was able sell shares of common stock in “at the market offerings” as defined by Rule 415 of the Securities Act. The Company previously filed a prospectus, dated May 18, 2021, relating to the at the market offering of shares of common stock pursuant to the Prior Sales Agreement (the “ATM Prospectus”). The offering pursuant to the ATM Prospectus was terminated in connection with the termination of the Prior Sales Agreement. B. Riley Securities, Inc. waived the termination notice period provided under the Prior Sales Agreement such that the termination was effective immediately. Following such termination, the Company may not offer or sell any additional shares of its common stock under the Prior Sales Agreement and ATM Prospectus. The Company sold 2,025,503 shares of common stock having an aggregate offering price of approximately $15.0 million pursuant to the Prior Sales Agreement.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
5.1	Opinion of Reed Smith LLP as to the legality of the Shares.
10.1*	At The Market Offering Agreement, dated June 3, 2024, by and between Neonode Inc. and Ladenburg Thalmann & Co. Inc.
23.1	Consent of Reed Smith LLP (included in Exhibit 5.1)
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

*	Certain portions of this Exhibit have been omitted pursuant to Regulation S-K Item 601(a)(6) promulgated under the Exchange Act. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 4, 2024	NEONODE INC.

	By:	/s/ Fredrik Nihlén
	Name:	Fredrik Nihlén
	Title:	Interim President and Chief Executive Office and Chief Financial Officer

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